Product Supplement No. EQUITY SUN-1	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated February 26, 2018	Registration No. 333- 223208
and Prospectus Supplement dated February 26, 2018)
February 14, 2020

Market-Linked Step Up Notes Linked to One or More Equity Indices or Exchange Traded Funds

•	The Market-Linked Step Up Notes (the “notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC” or the “Issuer”). Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of HSBC.

•	The notes do not guarantee the return of principal at maturity, and we will not pay interest on the notes. Instead, the return on the notes will be based on the performance of an underlying “Market Measure,” which will be an equity index (an “Index”), an exchange traded fund (an “Underlying Fund”) or a basket of the foregoing.

•	The notes provide an opportunity to receive the greater of a fixed return or a return based on the positive performance of the Market Measure. However, you will be exposed to any negative performance of the Market Measure below the Threshold Value (as defined below) on a 1-to-1 basis. If specified in the applicable term sheet, your notes may be subject to an automatic call, which will limit your return to a fixed amount if the notes are called.

•	If the value of the Market Measure does not change or increases from its Starting Value to its Ending Value up to the Step Up Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus the Step Up Payment (as defined below). If the Ending Value is greater than the Step Up Value, you will receive a return on the notes equal to the percentage increase in the value of the Market Measure from the Starting Value to the Ending Value, or, if applicable, a multiple of that percentage increase.

•	If the value of the Market Measure decreases from its Starting Value to its Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease in the value of the Market Measure below the Threshold Value. In such a case, you may lose all or a significant portion of the principal amount of your notes.

•	If specified in the applicable term sheet, your notes may be subject to an automatic call. In that case, the notes will be automatically called if the Observation Level on any Observation Date is greater than or equal to the Call Level (each as defined below). If called, you will receive a cash payment per unit (the “Call Amount”) that equals the principal amount plus the applicable Call Premium (as defined below).

•	This product supplement describes the general terms of the notes, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•	For each offering of the notes, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Step Up Value, the Step Up Payment, the Threshold Value, and if the notes are subject to an automatic call, the Call Level, the Call Amount and the Call Premium for each Observation Date, the Observation Dates and the Call Settlement Dates, and certain related risk factors. The term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•	The notes will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

•	BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer the notes, and BofAS will act in a principal capacity in such role.

The notes offered hereunder are not deposit liabilities or other obligations of a bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, or any other jurisdiction, and carry investment risks, including possible loss of the amount invested due to the credit risk of HSBC. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-7 of this product supplement, page S-1 of the accompanying prospectus supplement, and page 2 of the accompanying prospectus. You may lose all or a significant portion of your investment in the notes.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or the adequacy of this product supplement, or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

TABLE OF CONTENTS

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet.  Neither we nor BofAS have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about the notes, you should not rely on it.

Key Terms:

General:

The notes are senior unsecured debt securities issued by HSBC, and are not guaranteed or insured by the FDIC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the notes will rank on par equally with all of the other unsecured and unsubordinated debt obligations of HSBC. Any payment to be made on the notes, including any return of principal, depends on HSBC’s credit risk and the ability of HSBC to satisfy its obligations as they become due.

The return on the notes will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your investment if the notes are not automatically called prior to maturity, if applicable, and the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of the notes will mature on the date set forth in the applicable term sheet, unless if applicable, the notes are automatically called on an earlier date. You should be aware that if the automatic call feature applies to your notes, it may shorten the term of an investment in the notes, and you must be willing to accept that your notes may be called prior to maturity. You will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

•         U.S. broad-based Indices;

•         U.S. sector or style-based Indices;

•         non-U.S. or global Indices;

•         Underlying Funds; or

•         any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each Index or Underlying Fund included in any Basket as a “Basket Component.” If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

In the case of an Index, the “Starting Value” will be the closing level of the Index on the date when the notes are priced for initial sale to the public (the “pricing date”).

In the case of an Underlying Fund, the “Starting Value” will be the Closing Market Price, as defined under “Description of the Notes—The Starting Value and the Ending Value”, of the Underlying Fund on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of the Notes—Basket Market Measures.”

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Market Measure from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in the notes.

In the case of an Index, the “Ending Value” will be the closing level of the Index on the calculation day (as defined below).

In the case of an Underlying Fund, the “Ending Value” will equal the Closing Market Price of the Underlying Fund times the Price Multiplier on the calculation day.

If the applicable term sheet specifies that the notes will be subject to an automatic call:

The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value.

In the case of an Index, the “Observation Level” will be the closing level of the Index on the applicable Observation Date (as defined below).

In the case of an Underlying Fund, the “Observation Level” will equal the Closing Market Price of the Underlying Fund times the Price Multiplier on the applicable Observation Date.

The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement in the event of Market Disruption Events. The final Observation Date will be prior to the calculation day. See “Description of the Notes—Automatic Call.”

If the Market Measure consists of a Basket, the Ending Value will be the value of the Basket on the calculation day, and if applicable, each Observation Level will be the value of the Basket on the applicable Observation Date, determined as described in “Description of the Notes—Basket Market Measures—Observation Level or Ending Value of the Basket.”

If a Market Disruption Event (as defined below) occurs and is continuing on the scheduled calculation day or a scheduled Observation Date, if applicable, or if certain other events occur, the calculation agent will determine the Ending Value or Observation Level, if applicable, as set forth in the section “Description of the Notes—The Starting Value, the Observation Level and the Ending Value—Ending Value,” “—Automatic Call,” or “—Basket Market Measures—Observation Level or Ending Value of the Basket.”

Step Up Value:	A value of the Market Measure that is a specified percentage (over 100%) of the Starting Value, as set forth in the applicable term sheet.
Step Up Payment:

A dollar amount that will be equal to a percentage of the principal amount. This percentage will equal the percentage by which the Step Up Value is greater than the Starting Value. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

Price Multiplier:	Unless otherwise set forth in the term sheet, the “Price Multiplier” for each Underlying Fund will be 1, and will be subject to adjustment for certain events relating to an

Underlying Fund described below under “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.”
Redemption Amount at Maturity:

Unless the notes are subject to an automatic call and are automatically called prior to the maturity date, at maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure does not change or increases from the Starting Value to the Ending Value. If the value of the Market Measure decreases from the Starting Value to the Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease in the value of the Market Measure below the Threshold Value, and will receive a Redemption Amount that is less than the principal amount and, if the Threshold Value is equal to 100% of the Starting Value, could be zero.

Any payments due on the notes, including any repayment of principal, are subject to our credit risk as issuer of the notes.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

If specified in the applicable term sheet, your notes may provide at maturity a leveraged return if the Ending Value is greater than the Step Up Value. In this case, a Participation Rate (defined below) will be specified in the term sheet.

Participation Rate:	The Participation Rate, if applicable, is the rate at which investors participate in any increase in the value of the Market Measure if the Ending Value is greater than the Step Up Value.
Automatic Call:

If specified in the applicable term sheet, your notes may be subject to an automatic call. In that case, the notes will be automatically called on an Observation Date if the Observation Level of the Market Measure on that Observation Date is greater than or equal to the Call Level. If not called, see “Redemption Amount at Maturity” above.

Call Amount:	If your notes are subject to an automatic call and are called on an Observation Date, you will receive the Call Amount applicable to that Observation Date. The Call Amount will be equal to the principal amount per unit plus the applicable “Call Premium.” Each Call Premium will be a percentage of the principal amount and will be set forth in the applicable term sheet. The Call Amount, if payable, will be payable on the applicable “Call Settlement Date” set forth in the applicable term sheet.
Principal at Risk:

You may lose all or a significant portion of the principal amount of the notes.  Further, if you sell your notes prior to maturity, the price you may receive may be less than the price that you paid for the notes.

Calculation Agent:

The calculation agent will make all determinations associated with the notes.  Unless otherwise set forth in the applicable term sheet, we or one or more of our affiliates, acting independently or jointly with BofAS, will act as the calculation agent, or we may appoint BofAS or one of its affiliates to act as calculation agent for the notes.  See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Agents:

BofAS and one or more of its affiliates will act as our agents, in a principal capacity, in connection with each offering of the notes and will receive an underwriting discount based on the number of units of the notes sold.  None of the agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the notes.

Listing:	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

This product supplement relates only to the notes and does not relate to any Index or Underlying Fund described in any term sheet. You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus supplement and prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement. For example, we may offer notes in which the Step Up Payment will be paid if the Ending Value equals or exceeds the Threshold Value. You should carefully review the applicable term sheet to understand the specific terms of your notes.

None of us, the agents or our respective affiliates is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell the notes to anyone and are not soliciting an offer to buy the notes from anyone in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to HSBC.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

RISK FACTORS

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration with your advisors with respect to the notes in light of your particular financial and other circumstances and the information set forth in the relevant term sheet, this product supplement and the accompanying prospectus supplement and prospectus.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the notes at maturity. The return on the notes will be based on the performance of a Market Measure and therefore, you may lose all or a significant portion of your investment if the notes are not automatically called, if applicable, and if the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero.

Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return may be less than a comparable investment directly in the Market Measure or any of its underlying assets. Unless otherwise set forth in the applicable term sheet and in “Description of the Notes—Anti–Dilution and Discontinuance Adjustments Relating to Underlying Funds” of this product supplement, the value of the Market Measure will not reflect the value of dividends paid, or distributions made, on the Market Measure or any of its underlying assets, or any other rights associated with the Market Measure or those underlying assets. Thus, any return on the notes will not reflect the return you would realize if you actually owned the Market Measure or any of its underlying assets.

Additionally, the Market Measure may consist of one or more Indices that include securities traded in a non-U.S. currency and are calculated in such non-U.S. currency. If the value of that currency strengthens against the U.S. dollar during the term of your notes, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in such Index.

If the notes are subject to an automatic call and are called prior to maturity, your investment return will be limited to the return represented by the Call Premium. If the notes are subject to an automatic call, and if the Observation Level of the Market Measure on an Observation Date is greater than or equal to the Call Level, we will automatically call the notes. If the notes are automatically called, your return will be limited to the applicable Call Premium, regardless of the extent of the increase in the value of the Market Measure.

Reinvestment Risk. If the notes are subject to an automatic call and are automatically called prior to maturity, the term of the notes will be short. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are senior unsecured debt obligations of the Issuer, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC. Any payment to be made on the notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they become due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. Because your return on the notes depends upon factors in addition to HSBC’s ability to pay its obligations, such as the value of the applicable Market Measure, an improvement in HSBC’s credit ratings will not reduce the other investment risks related to the notes.

The estimated initial value of the notes will be less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We will determine the estimated initial value of the notes, which will be set forth in the applicable term sheet, by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

The price of your notes in the secondary market, if any, immediately after the pricing date will be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the expected hedging costs described in the applicable term sheet, and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

The estimated initial value does not represent a minimum price at which we, BofAS or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Market Measure and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

We cannot assure you that there will be a trading market for your notes. If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid. The development of a trading market for the notes will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your notes in any secondary market may be limited. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for the notes, but none of them is required to do so and may cease to do so at any time. Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any of the notes may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which the notes might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of the notes, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the term sheet, we will not list the notes on any securities exchange or quotation system. Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for their entire term. The listing of the notes on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

Payments on the notes will not reflect changes in the value of the Market Measure other than on the calculation day or the Observation Dates, if applicable. Changes in the value of the Market Measure during the term of the notes other than on the calculation day, or the Observation Dates, if applicable, will not be reflected in the calculation of the Redemption Amount or the determination of whether the notes will be automatically called, if applicable. To make that calculation or determination, the calculation agent will refer only to the value of the Market Measure on the calculation day, or the Observation Dates, if applicable. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of the notes, your notes will not be called, if applicable, if the Observation Level on each Observation Date is less than the Call Level, and you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value.

If your notes are linked to a Basket, changes in the values of one or more of the Basket Components may be offset by changes in the values of one or more of the other Basket Components. The Market Measure of your notes may be a Basket. In such a case, changes in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components. The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the value of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the values of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the values of the Basket Components which are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your notes.

Exchange rate movements may adversely impact the value of the notes. If any security or commodity represented by a Market Measure is traded in a currency other than U.S. dollars and, for purposes of calculating the value of the Market Measure, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates. If the value of the U.S. dollar strengthens against the currencies of those underlying assets, the value of the applicable Market Measure may be adversely affected. In that case, the Observation Level, if applicable, may not be greater than or equal to the Call Level on any Observation Date and the Ending Value may not be greater than or equal to the Threshold Value on the calculation day. Therefore, your notes may not be called and the Redemption Amount may be less than the principal amount. Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The notes are not designed to be short-term trading instruments. The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold the notes to maturity. You have no right to have your notes redeemed at your option prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. These factors may interact with each other in complex and unpredictable ways, and the impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of the notes, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of the notes prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of the notes will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases, the market value of the notes may decrease or may not increase at the same rate. If you sell your notes when the value of the Market Measure is less than, or not sufficiently above, the Starting Value, then you may receive less than the principal amount of your notes. In addition, if the notes are subject to an automatic call, because the amount payable on the notes upon an automatic call will not exceed the applicable Call Amount, we do not expect that the notes will trade in any secondary market prior to any Observation Date at a price that is greater than the applicable Call Amount.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of the notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the notes. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable upon an automatic call, if applicable, or at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the notes are called, if applicable, or the calculation day.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may adversely affect the value of the Market Measure and the market value of the notes. If the Market Measure includes one or more Underlying Funds or Indices that represent securities, commodities or other assets traded in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your notes may also be adversely affected by similar events in the markets of the relevant foreign countries.

•	Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of the notes may be adversely affected.

•	Dividend Yields. In general, if the cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of the notes will decrease.

•	Exchange Rate Movements and Volatility. If the Market Measure of your notes includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your notes, and the payments on the notes may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your notes.

•	Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

•	Time to Maturity or, if Applicable, the Next Observation Date. There may be a disparity between the market value of the notes prior to maturity, or if applicable, prior to an Observation Date, and their value at maturity or as of the next Observation Date, if applicable. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure during the term of the notes. As the time to maturity, or if applicable, the next Observation Date, decreases, this disparity may decrease, such that the value of the notes will approach the expected Redemption Amount to be paid at maturity, or if applicable, the Call Amount to be paid at the next Call Settlement Date.

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the notes and their market value. We, the agents, and our respective affiliates may buy or sell the Market Measure, any of its underlying assets, futures, options contracts or exchange-traded instruments on the Market Measure or any of its underlying assets, or other listed or over-the counter derivative instruments whose value is derived from the Market Measure or any of its underlying assets. We, the agents, and our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. These transactions could adversely affect the value of a Market Measure in a manner that could be adverse to your investment in the notes. On or before the applicable pricing date, any purchases or sales by us, the agents, and our respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the notes) may increase the value of the Market Measure. Consequently, the values of that Market Measure may decrease subsequent to the pricing date of an issue of the notes, which may adversely affect the market value of the notes.

We, the agents, or one or more of our respective affiliates may also engage in hedging activities that could increase the value of the Market Measure on the applicable pricing date. In addition, these activities may decrease the market value of your notes prior to maturity, including on the calculation day, or if applicable, on each Observation Date, and may adversely affect the payments on the notes. We, the agents, or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in the notes, and may hold or resell the notes. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your notes prior to maturity, or the payments on the notes.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you. We, the agents, or one or more of our respective affiliates may engage in trading activities related to the Market Measure and any underlying assets that are not for your account or on your behalf. We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, the agents, and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We, the agents, and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the agents, or our respective affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the notes. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to the notes and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases, whether the notes will be called or not, if applicable, or whether the Redemption Amount on the notes is more or less than the principal amount of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent. We or one of our affiliates may be the calculation agent or act as joint calculation agent for the notes and, as such, will determine the Starting Value, the Price Multiplier, the Step Up Value, the Threshold Value, the Ending Value, the Redemption Amount, and if applicable, the Call Level, each Observation Level and whether the notes will be called. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of a Market Measure is discontinued or certain events occur with respect to any Underlying Fund. See the sections entitled “Description of the Notes—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index” and “—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we may serve as the calculation agent, potential conflicts of interest could arise. None of us, the agents, or any of our respective affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of the notes.

In addition, we may appoint BofAS or one of its affiliates to act as the calculation agent or as joint calculation agent for the notes. As the calculation agent or joint calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your notes. The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the notes and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

The notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the FDIC or any other governmental agency or program of the United States or any other jurisdiction. An investment in the notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the notes.

The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Under the terms of the notes, you will have agreed with us to treat the notes as pre-paid executory contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of gain or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING ALL ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Risks Relating to the Market Measures

No sponsor, publisher, or investment advisor of an Underlying Fund or an Index (each a “Market Measure Publisher”) will have any obligations relating to the notes. No Market Measure Publisher will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason, including taking any actions that might affect the value of the Market Measure or the value of the notes. No Market Measure Publisher will receive any of the proceeds from any offering of the notes, and no Market Measure Publisher will be responsible for, or participate in, the offering of the notes. No Market Measure Publisher will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of the notes.

Neither we nor any agent has made any independent investigation as to the completeness or accuracy of publicly available information regarding any Market Measure or as to the future performance of any Market Measure. Any prospective purchaser of the notes should undertake such independent investigation of any Market Measure as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure, any underlying asset or any Index underlying an Underlying Fund (an “Underlying Index”), and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure from multiple sources, and you should not rely on our views or the views expressed by these entities.

As a noteholder, you will have no rights to receive the Market Measure or any of its underlying assets, and you will not be entitled to receive securities, dividends or other distributions by the Market Measure or the issuers of the securities represented by the Market Measure. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of the Market Measure or any of its underlying assets. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against a Market Measure Publisher, or any other rights with respect to the Market Measure or any of its underlying assets. As a result, the return on your notes may not reflect the return you would realize if you actually owned the Market Measure or any of its underlying assets and received the dividends paid or other distributions made in connection with them. Additionally, the values of Indices and equity-based Underlying Funds reflect only the prices of the securities included in those Indices or Underlying Funds and do not take into consideration the value of dividends paid on those securities. Your notes will be paid in cash and you have no right to receive the Market Measure or any of its underlying assets.

If the Market Measure to which your notes are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your notes, include:

•	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

•	Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any other company. We, the agents, or our respective affiliates currently, or in the future, may engage in business with companies included in a Market Measure, and we, the agents, or our respective affiliates may from time to time own securities of companies included in a Market Measure. However, none of us, the agents, or any of our respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or our respective affiliates are represented by that Market Measure. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our respective affiliates is responsible for the calculation of any Index or Underlying Fund, or any Underlying Index. Unless otherwise specified therein, any information in the term sheet regarding the Market Measure is derived from publicly available information. You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Market Measure Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of the notes or will have any obligation of any sort with respect to the notes. As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might adversely affect the value of the securities represented by the Market Measure or the value of the notes.

Our business activities and those of the agents relating to the companies represented by a Market Measure or the notes may create conflicts of interest with you. We, the agents, and our respective affiliates, at the time of any offering of the notes or in the future, may engage in business with the companies represented by the Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the notes. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes. Any of these activities may adversely affect the value of the Market Measure and, consequently, the market value of your notes. None of us, the agents, or our respective affiliates makes any representation to any purchasers of the notes regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure. Any prospective purchaser of the notes should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the notes. The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or our respective affiliates.

The respective publishers of the applicable Indices may adjust those Indices in a way that affects their levels, and these publishers have no obligation to consider your interests. Unless otherwise specified in the term sheet, we, the agent and our respective affiliates have no affiliation with the publisher of each Index to which your notes are linked (each, an “Index Publisher”). Consequently, we have no control of the actions of any Index Publisher. The Index Publisher can add, delete, or substitute the components included in that Index or make other methodological changes that could change its level. A new security included in an Index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable Index. Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an Index. Any of these actions could adversely affect the value of your notes. The Index Publishers will have no obligation to consider your interests in calculating or revising any Index.

Additional Risks Relating to Underlying Funds

There are liquidity and management risks associated with an Underlying Fund. Although shares of an Underlying Fund will be listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of that Underlying Fund or that there will be liquidity in the trading market.

Underlying Funds are subject to management risk, which is the risk that the investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

The respective Market Measure Publisher may adjust the Underlying Fund or the Underlying Index in a way that affects its value, and they have no obligation to consider your interests. A Market Measure Publisher can change the investment policies of the applicable Underlying Fund or the policies concerning the calculation of the applicable Underlying Fund’s net asset value, or add, delete, or substitute the underlying assets held by the Underlying Fund or the components included in an Underlying Index, as the case may be, or make other methodological changes that could change the value of that Underlying Fund or Underlying Index. Additionally, a Market Measure Publisher may alter, discontinue, or suspend calculation or dissemination of the price of its Underlying Fund, the net asset value of its Underlying Fund, or the level of its Underlying Index, as the case may be. Any of these actions could adversely affect the value of your notes. This could also result in the early redemption of your notes. See “Description of the notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund.” The Market Measure Publishers will have no obligation to consider your interests in calculating or revising any Underlying Fund or Underlying Index.

Risks associated with the applicable Underlying Index, or underlying assets of an Underlying Fund, will affect the price of that Underlying Fund and hence, the value of the notes. An Underlying Fund is a fund which may hold a variety of underlying assets, including stocks, bonds, commodities or derivative instruments, and which performance may be designed to track the performance of an Underlying Index. While the notes are linked to an Underlying Fund and not to its underlying assets or Underlying Index, risks associated with its underlying assets or Underlying Index will affect the share price of that Underlying Fund and hence the value of the notes. Some of the risks that relate to an Underlying Index include those discussed below in this product supplement in relation to equity based- and commodity-based Underlying Funds, which you should review before investing in the notes.

The performance of an Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility. If an Underlying Fund is designed to track the performance of an Underlying Index, the performance of the Underlying Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an Underlying Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Underlying Fund not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying Fund, differences in trading hours between the Underlying Fund (or the underlying assets held by the Underlying Fund) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of an Underlying Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Underlying Fund may differ from its net asset value per share; shares of the Underlying Fund may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by an Underlying Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying Fund and the liquidity of the Underlying Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying Fund. As a result, under these circumstances, the market value of shares of the Underlying Fund may vary substantially from the net asset value per share of the Underlying Fund.

For the foregoing reasons, the performance of an Underlying Fund may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the notes to the extent dependent on the performance of the Underlying Fund may not be the same as an investment directly in the securities, commodities, or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

If an Underlying Fund holds underlying assets traded on foreign exchanges, time zone differences may create discrepancies between the values of those underlying assets and the value of the notes. As a result of the time zone difference, if applicable, between the cities where the underlying assets held by an Underlying Fund trade and the cities in which shares of that Underlying Fund are traded, there may be discrepancies between the values of the relevant underlying assets and the trading prices of that Underlying Fund. In addition, there may be periods when the foreign exchange markets are closed for trading (for example during holidays in a country other than the United States) that may result in the values of the relevant non-U.S. underlying assets remaining unchanged for multiple Market Measure Business Days in the locations where the notes (or any related Underlying Fund) trade. Conversely, there may be periods in which the foreign exchange markets are open, but the securities markets in which the notes (or any related Underlying Fund) trade are closed.

The payment on the notes will not be adjusted for all events that could affect an Underlying Fund. The Price Multiplier(s), each Observation Level (if applicable), the Ending Value, the amount payable on the notes, and other terms of the notes may be adjusted for the specified events affecting any Underlying Fund, as described in the section entitled “Description of the notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.” However, these adjustments do not cover all events that could affect the market price of an Underlying Fund. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amount paid to you at maturity or upon an automatic call (if applicable) may adversely affect the Closing Market Price of any Underlying Fund, each Observation Level (if applicable), the Ending Value, the amount payable upon an automatic call (if applicable) or at maturity, and, as a result, the market value of the notes.

Risks Relating to Equity-Based Underlying Funds

If an Underlying Fund holds equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your notes, include:

•	Market Volatility. The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

•	Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Risks Relating to Commodity-Based Underlying Funds

The prices of commodities held by an Underlying Fund may change unpredictably, affecting the value of your notes in unforeseeable ways. Trading in commodities and futures contracts is speculative and can be extremely volatile. Their market prices may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; trends in agriculture; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease, pestilence and technological developments; changes in interest rates, whether through governmental action or market movements; currency exchange rates; volatility from speculative activities; the development, availability and/or decrease in price of substitutes; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries or other countries in which the production of particular commodities may be concentrated; and natural or nuclear disasters. These factors may affect the value of an Underlying Fund in varying ways, and different factors may cause the levels and volatilities of commodity prices to move in inconsistent directions at inconsistent rates. Additionally, certain Underlying Funds may be concentrated in only a few, or even a single industry (e.g., energy). These Underlying Funds are likely to be more volatile than those that hold a broad base of commodities.

If the liquidity of the components of any Underlying Fund is limited, the value of the notes may be adversely affected. Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity would likely have an adverse effect on the value of any such Underlying Fund and, therefore, on the return, if any, on your notes. Limited liquidity relating to the components of an Underlying Fund may also result in the Market Measure Publisher being unable to determine the value of its Underlying Fund using its normal means. The resulting discretion by the

Market Measure Publisher of an Underlying Fund in determining the value could adversely affect the value of the notes.

Suspension or disruptions of market trading in the applicable commodities and related futures contracts may adversely affect the value of your notes. The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Any such disruption, or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) could have an adverse effect on the value of or trading in shares of an Underlying Fund and therefore, the value of the notes.

Legal and regulatory changes could adversely affect the return on and value of your notes. The value of the commodities held by an Underlying Fund could be adversely affected by new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities and futures contracts) by one or more governments, courts, or other official bodies.

In the U.S., the regulation of commodity transactions is subject to ongoing modification by governmental and judicial action. For example, the U.S. Commodity Futures Trading Commission (“CFTC”) has interpreted the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which was enacted in July 2010, to require the CFTC to impose limits on the size of positions that can be held by market participants in futures contracts and OTC derivatives on certain physical commodities. The CFTC’s rules providing for such position limits have been, and may in the future be, subject to litigation challenging their validity, the potential final outcome of which cannot be known at this time. While the ultimate scope and effect of any final and implemented position limit rules are not yet known, these limits will likely restrict the ability of many market participants to trade in the commodities markets to the same extent as they have in the past, including affecting their ability to enter into or maintain hedge positions in the applicable commodity or futures contracts. These rules and various other legislative and regulatory requirements may, among other things, reduce liquidity, increase market volatility, and increase costs in these markets. These consequences could adversely affect an Underlying Fund and the value of your notes.

In addition, other governmental or regulatory bodies (such as the European Commission) have proposed or may propose in the future legislation or regulations containing restrictions similar to those contemplated by Dodd-Frank, or other legislation or regulations containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. If such legislation or regulations are adopted or other legislation or regulations are adopted in the future, they could have an adverse effect on the value of the applicable Underlying Fund and your notes.

The notes will not be regulated by the CFTC. The notes will not be interests in a commodity pool nor will they be regulated by the CFTC as a commodity pool. Further, we will not be registered with the CFTC as a commodity pool operator. The notes will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a

“futures commission merchant” (“FCM”). We are not registered with the CFTC as an FCM, and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections for persons who trade in futures contracts or who invest in regulated commodity pools.

An Underlying Fund may include commodities or futures contracts traded on foreign exchanges that are less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges. An Underlying Fund may own commodities or futures contracts that trade on exchanges located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the relevant commodities or contracts. These factors could reduce the value of the applicable Underlying Fund and the value of your notes.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus supplement under “Use of Proceeds and Hedging.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each issue of the notes will be part of a series of notes entitled “Notes, Series 1” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The maturity date of the notes and the aggregate principal amount of each issue of the notes will be stated in the term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on the notes. The notes do not guarantee the return of principal at maturity. The notes will be payable only in U.S. dollars.

Unless subject to an automatic call and automatically called prior to the maturity date, the notes will mature on the date set forth in the applicable term sheet. Prior to the maturity date, the notes are not redeemable at our option or repayable at the option of any holder. The notes are not subject to any sinking fund.

We will issue the notes in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of the notes will be set forth in the applicable term sheet. You may transfer the notes only in whole units.

Payment at Maturity

If the notes are not subject to an automatic call or if the notes are subject to an automatic call but are not called, then at maturity, subject to our credit risk as issuer of the notes, you will receive a Redemption Amount, denominated in U.S. dollars. The “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal:

If specified in the applicable term sheet, at maturity, your notes may provide a leveraged return if the Ending Value is greater than the Step Up Value. In this case, a Participation Rate will be specified in the term sheet.

•	If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:

Principal Amount + Step Up Payment

•	If the Ending Value is less than the Starting Value, but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the principal amount.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

The “Step Up Value” will be a value of the Market Measure that is a specified percentage (over 100%) of the Starting Value, as set forth in the applicable term sheet.

The “Step Up Payment” will be a dollar amount that will be equal to a percentage of the principal amount. This percentage will equal the percentage by which the Step Up Value is greater than the Starting Value. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value, which will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the principal amount if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value, and you may lose all of your investment in the notes.

The “Participation Rate,” if applicable, is the rate at which investors participate in any increase in the value of the Market Measure if the Ending Value is greater than the Step Up Value.

Each term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The term sheet will set forth information as to the applicable Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your notes.

An investment in the notes does not entitle you to any ownership interest in the Market Measure or any of its underlying assets, including any voting rights, dividends paid, or other distributions made, or any other rights with respect to the Market Measure or its underlying assets.

Automatic Call

If specified in the applicable term sheet, the notes may be subject to an automatic call. In that case, the notes will be called, in whole but not in part, if the Observation Level of the Market Measure on any Observation Date is greater than or equal to the Call Level set forth in the applicable term sheet.

The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value.

The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement if a Market Disruption Event occurs. The final Observation Date will be prior to the calculation day.

If the notes are called on an Observation Date, for each unit of the notes that you own, we will pay you the Call Amount applicable to that Observation Date on the relevant Call Settlement Date. The “Call Amount” will be equal to the principal amount plus the applicable Call Premium. The “Call Premium” will be a percentage of the principal amount.

The Observation Dates and the related Call Amounts and Call Premiums will be specified in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, if the notes are automatically called on an Observation Date, we will redeem the notes and pay the applicable Call Amount on the applicable Call Settlement Date. Each “Call Settlement Date” will occur on approximately the fifth business day after the applicable Observation Date, subject to postponement as described below.

If a scheduled Observation Date is determined by the calculation agent not to be a Market Measure Business Day (as defined below) by reason of an extraordinary event, occurrence, declaration or otherwise, or, if there is a Market Disruption Event on that day, the applicable Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the Observation Level will not be determined on a date later than the fifth scheduled Market Measure Business Day after the scheduled Observation Date, and if that fifth day is not a Market Measure Business Day, or if there is a Market Disruption Event on that date, the calculation agent will determine (or, if not determinable, estimate) the Observation Level in a manner which the calculation agent considers commercially reasonable under the circumstances on that fifth scheduled Market Measure Business Day.

If, due to a Market Disruption Event or otherwise, a scheduled Observation Date is postponed, the Call Settlement Date, if applicable, will be approximately the fifth business day following the Observation Date as postponed, unless otherwise specified in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, a “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

The Starting Value, the Observation Level and the Ending Value

Starting Value

In the case of an Index, unless otherwise specified in the term sheet, the “Starting Value” will be the closing level of the Index on the pricing date.

In the case of an Underlying Fund, unless otherwise specified in the term sheet, the “Starting Value” will be the Closing Market Price of the Underlying Fund on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Observation Level

In the case of an Index, unless otherwise specified in the applicable term sheet, the “Observation Level” will be the closing level of the Index on the applicable Observation Date.

In the case of an Underlying Fund, unless otherwise specified in the applicable term sheet, the “Observation Level” will equal the Closing Market Price of the Underlying Fund times the Price Multiplier on the applicable Observation Date.

Ending Value

In the case of an Index, unless otherwise specified in the term sheet, the “Ending Value” will be the closing level of the Index on the calculation day.

In the case of an Underlying Fund, the “Ending Value” will equal the Closing Market Price of the Underlying Fund times the Price Multiplier on the calculation day.

The “Closing Market Price” for one share of an Underlying Fund (or one unit of any other security for which a Closing Market Price must be determined) on any Market Measure Business Day means any of the following:

•	if the Underlying Fund (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Fund (or such other security) is listed or admitted to trading;

•	if the Underlying Fund (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day;

•	if the closing price of the Underlying Fund (or such other security) cannot be determined as set forth in the two bullet points above, and the Underlying Fund (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Fund (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or

•	if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Fund (or such other security) obtained from as many dealers in that security (which may include us, BofAS and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

The initial “Price Multiplier” for each Underlying Fund will be 1, unless otherwise set forth in the applicable term sheet. The Price Multiplier for each Underlying Fund will be subject to adjustment for certain events relating to that Underlying Fund described below under “—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.”

The “calculation day” means a Market Measure Business Day shortly before the maturity date, on which a Market Disruption Event has not occurred. The calculation day will be set forth in the term sheet.

Unless otherwise specified in the applicable term sheet, as to any Index, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading and (2) the Index(es) (or any successor) is calculated and published. As to any Underlying Fund, a “Market Measure Business Day” means a day on which the securities exchange on which that Underlying Fund has its primary listing is open for trading.

If the scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration or otherwise, or, if there is a Market Disruption Event on that day, the calculation day will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled Market Measure Business Day.

If the Market Measure consists of a Basket, the Starting Value, each Observation Level, if applicable, and the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

As to any Index, a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an Index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the Index or any successor index; and
(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a Market Measure Business Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;
(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a Market Disruption Event;
(3)	a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index;
(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and
(5)	if applicable to Indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

As to any Underlying Fund, a Market Disruption Event means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Fund (or the successor underlying fund, as defined below) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session);

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Fund (or the successor underlying fund) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Fund;

(C)	with respect to an Underlying Fund that holds equity securities, the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of the relevant Underlying Index (or the successor underlying index, as defined below) trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Underlying Index or any successor underlying index; and

(D)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the relevant Underlying Index (or the successor underlying index) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the Underlying Index or any successor underlying index;

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a Market Measure Business Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the shares of the Underlying Fund (or successor underlying fund) or the relevant futures or options contracts relating to such shares or the relevant Underlying Index (or any successor underlying index) will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the shares of the Underlying Fund (or successor underlying fund) or the relevant Underlying Index (or any successor underlying index), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Fund;

(4)	subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to an Underlying Fund or an Underlying Index with component stocks listed on the NYSE, for the purpose of clauses (A) and (C) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

The term sheet will identify, if applicable, any additions or changes to the Market Disruption Events for an Underlying Fund, including a commodity-based Underlying Fund.

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an Index or in another way that changes the Index such that it does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the Index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the Index as if those changes or modifications had not been made, and calculate the closing level of the Index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an Index to which an issue of the notes is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original Index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the closing level on any Observation Date, if applicable, and/or the Ending Value as described under “—The Starting Value, the Observation Level and the Ending Value”

or “—Basket Market Measure,” as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us, and to the holders of the notes.

If an Index Publisher discontinues publication of the Index before the scheduled calculation day, or if applicable, an Observation Date, and the calculation agent does not select a successor index, then on the day that would otherwise be the calculation day, or if applicable, an Observation Date, until the earlier to occur of:

•	the occurrence of an automatic call, if applicable;

•	the determination of the Ending Value; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. The calculation agent will make available to holders of the notes information regarding that level by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute as to any Index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any Index to which your notes are linked may adversely affect trading in the notes.

Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds

As to any Underlying Fund, the calculation agent, in its sole discretion, may adjust the Price Multiplier (and as a result, each Observation Level (if applicable) and the Ending Value), and any other terms of the notes (such as the Starting Value), if an event described below occurs after the pricing date and on or before the calculation day and if the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the applicable Underlying Fund or successor underlying fund.

The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect an Underlying Fund.

No adjustments to the Price Multiplier for any Underlying Fund or any other terms of the notes will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of the notes to reflect changes to an Underlying Fund if the calculation agent determines in good faith that the adjustment is appropriate to ensure an equitable result.

The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier for any Underlying Fund or any other terms of the notes and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments are required to be made for certain other events, such as offerings of equity securities by the Underlying Fund for cash or in connection with the occurrence of a partial tender or exchange offer for shares of the Underlying Fund by the Underlying Fund.

Following an event that results in an adjustment to the Price Multiplier for any Underlying Fund or any of the other terms of the notes, the calculation agent may (but is not required to) provide holders of the notes with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of the notes, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier for any Underlying Fund and other terms of the notes, and hence each Observation Level (if applicable) and the Ending Value, as a result of certain events related to an Underlying Fund, which include, but are not limited to, the following:

Share Splits and Reverse Share Splits. If an Underlying Fund is subject to a share split or reverse share split, then once such split has become effective, the Price Multiplier for that Underlying Fund will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	the number of shares that a holder of one share of the Underlying Fund before the effective date of the share split or reverse share split would have owned immediately following the applicable effective date.

For example, a two-for-one share split would ordinarily change a Price Multiplier of one into a Price Multiplier of two. In contrast, a one-for-two reverse share split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.

Share Dividends. If an Underlying Fund is subject to (i) a share dividend (i.e., an issuance of additional shares of Underlying Fund) or (ii) a distribution of additional shares of the Underlying Fund as a result of the triggering of any provision of the organizational documents of the Underlying Fund or otherwise that is given ratably to all holders of the Underlying Fund, then, once the dividend has become effective and the Underlying Fund is trading ex-dividend, the Price Multiplier for that Underlying Fund will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of additional shares issued in the share dividend with respect to one share of the Underlying Fund;

provided that no adjustment will be made for a share dividend for which the number of shares of the Underlying Fund paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a share dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.

Extraordinary Dividends. There will be no adjustments to the Price Multiplier of an Underlying Fund to reflect any cash dividends or cash distributions paid with respect to that Underlying Fund other than Extraordinary Dividends, as described below, and distributions described under the sections entitled “—Other Distributions” and “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to an Underlying Fund, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the relevant Underlying Fund’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier for that Underlying Fund will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	a fraction, the numerator of which is the Closing Market Price per share of the Underlying Fund on the Market Measure Business Day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Fund on that preceding Market Measure Business Day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

•	in the case of cash dividends or other distributions that are paid as regular dividends, the amount per share of the applicable Underlying Fund of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that are not paid as regular dividends, the amount per share of the applicable Underlying Fund of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the applicable Underlying Fund described under the sections entitled “—Other Distributions” and “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Other Distributions. If an Underlying Fund, after the pricing date, declares or makes a distribution to all holders of the shares of the applicable Underlying Fund of any class of its securities (other than shares of the applicable Underlying Fund), evidences of its indebtedness or other non-cash assets, including, but not limited to, transferable rights and warrants, then, in each of these cases, once the distribution has become effective and the shares are trading ex-dividend, the Price Multiplier for such Underlying Fund will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	a fraction, the numerator of which will be the Current Market Price per share of the applicable Underlying Fund, and the denominator of which will be the Current Market Price per share of the applicable Underlying Fund, less the fair market value, as determined by the calculation agent, as of the time the adjustment is effected of the portion of the capital stock, evidences of indebtedness, rights or warrants, or other non-cash assets so distributed or issued applicable to one share of the applicable Underlying Fund.

The “Current Market Price” of any Underlying Fund means the arithmetic average of the Closing Market Prices of one share of such Underlying Fund for the five Market Measure Business Days prior to the Market Measure Business Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Price Multiplier.

“Ex-dividend date” means the first Market Measure Business Day on which transactions in the shares of any Underlying Fund trade on the relevant exchange without the right to receive that cash dividend or other cash distribution.

The “fair market value” of any such distribution means the value of such distributions on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the fair market value will equal the Closing Market Price of such distributed property on such ex-dividend date.

Reorganization Events

If after the pricing date and on or before the calculation day as to any Underlying Fund, the Underlying Fund, or its successor, has been subject to a merger, combination, consolidation, or statutory exchange of securities with another exchange traded fund, and the Underlying Fund is not the surviving entity, then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier for such Underlying Fund or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Fund or to the notes), and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem the Underlying Fund to be de-listed, liquidated, discontinued, or otherwise terminated, the treatment of which is described below under “—Discontinuance of or Material Change to an Underlying Fund.”

Discontinuance of or Material Change to an Underlying Fund

If shares of an Underlying Fund are de-listed from its primary securities exchange (or any other relevant exchange), liquidated, or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Underlying Fund (that exchange traded fund being referred to herein as a “successor underlying fund”). In that event, the calculation agent will adjust the applicable Price Multiplier, as necessary, such that the successor underlying fund closely replicates the performance of the Underlying Fund.

If an Underlying Fund (or a successor underlying fund) is de-listed, liquidated, or otherwise terminated and the calculation agent determines that no adequate substitute for the Underlying Fund (or a successor underlying fund) is available, then the calculation agent will, in its sole discretion, calculate the Closing Market Price of that Underlying Fund (or a successor underlying fund) by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate that Underlying Fund (or a successor underlying fund). If the calculation agent determines that no such computation methodology will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the maturity date of the notes to be accelerated as described below.

If a successor underlying fund is selected or the calculation agent calculates the Closing Market Price by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Underlying Fund (or a successor underlying fund), that successor underlying fund or substitute computation methodology, as applicable, will be substituted for the Underlying Fund (or that successor underlying fund) for all purposes of the notes.

If at any time:

•	an Underlying Index (or the underlying index related to a successor underlying fund) is discontinued or ceases to be published and (i) the Market Measure Publisher of the Underlying Index or another entity does not publish a successor or substitute underlying index that the calculation agent determines, in its sole discretion, to be comparable to the Underlying Index (a “successor underlying index”) or (ii) the Market Measure Publisher of the Underlying Fund does not announce that the Underlying Fund will track the successor underlying index; or

•	an Underlying Fund (or a successor underlying fund) in any way is modified (including, but not limited to, a material change in the investment policies, objectives or methodology of the Underlying Fund, or a material change to the related Underlying Index) so that the Underlying Fund does not, in the opinion of the calculation agent, fairly represent the price per share of that Underlying Fund (or that successor underlying fund) had those changes or modifications not been made;

then, from and after that time, the calculation agent will make those calculations and adjustments that, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a Closing Market Price of that Underlying Fund (or that successor underlying fund) as if those changes or modifications had not been made. The calculation agent also may determine that no adjustment is required. If the calculation agent determines that no such calculation or adjustment will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the maturity date of the notes to be accelerated as described below.

The calculation agent will be solely responsible for the method of calculating the Closing Market Price of the Underlying Fund (or any successor underlying fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Notwithstanding these alternative arrangements, any modification or discontinuance of the Underlying Fund or the related Underlying Index may adversely affect trading in the notes.

If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the notes to be accelerated to the fifth business day (the “date of acceleration”) following the date of that determination and the amount payable to you will be calculated as though the date of acceleration were the stated maturity date of the notes and as if the calculation day were the fifth Market Measure Business day prior to the date of acceleration. In addition, the notes will not bear a default interest rate.

Basket Market Measures

If the Market Measure to which your notes are linked is a Basket, the Basket Components, and if necessary, the definition of Market Measure Business Day will be set forth in the term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. The Basket Components may or may not have equal Initial Component Weights, as set forth in the term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing level or Closing Market Price, as applicable, of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the term sheet.

Example: The hypothetical Basket Components are Underlying Fund ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level or Closing Market Price(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Underlying Fund ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This column sets forth the hypothetical closing level or Closing Market Price, as applicable, of each Basket Component on the hypothetical pricing date.
(2)	The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level or Closing Market Price, as applicable, of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level or Closing Market Price, as applicable, of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level or Closing Market Price, as applicable, of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event or non-Market Measure Business Day occurs for that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable. The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Observation Level or Ending Value of the Basket

If applicable, the “Observation Level” of the Basket will be the value of the Basket on the applicable Observation Date. The “Ending Value” of the Basket will be the value of the Basket on the calculation day.

The calculation agent will calculate the value of the Basket for the calculation day, or if applicable, the applicable Observation Date, by summing the products of the closing levels or Closing Market Prices, as applicable, of each Basket Component on that day (multiplied by its Price Multiplier on that day, if applicable) and the Component Ratio for each Basket Component. The value of the Basket will vary based on the increase or decrease in the value of each Basket Component. Any increase in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

Unless otherwise specified in the term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on the scheduled calculation day, or if applicable, the applicable scheduled Observation Date, or (ii) any such date is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels or Closing Market Prices, as applicable, of the Basket Components for that non-calculation day, and as a result, the Ending Value, or the relevant Observation Level, if applicable, as follows:

•	The closing level or Closing Market Price, as applicable, of each Basket Component that is not an Affected Basket Component will be its closing level or Closing Market Price, as applicable, on such non-calculation day.

•	The closing level or Closing Market Price, as applicable, of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the seventh paragraph of subsection “—Automatic Call” or the second to last paragraph of subsection“—The Starting Value, the Observation Level and the Ending Value—Ending Value,” as applicable, provided that references to “Observation Level” or “Ending Value” will be references to “closing level or Closing Market Prices, as applicable, of the Basket Component.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Step Up Value, the Threshold Value, the Ending Value, the Price Multiplier, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index or successor underlying fund, Market Measure Business Days, business days, the calculation day, non-calculation days, and determinations related to any adjustments to, or discontinuance of, any Index or Underlying Fund, and if applicable, the Call Level, the Observation Level of the Market Measure on each Observation Date, and whether the notes will be called. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates to act as the calculation agent for the notes. Alternatively, we and BofAS or one of its affiliates may act as joint calculation agents for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. We may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will pay the amounts payable on the notes in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the prospectus. If such an event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of the notes and as if the calculation day were the fifth Market Measure Business Day prior to the date of acceleration.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the prospectus.

If the notes are subject to an automatic call, and an event of default occurs on or prior to the final Observation Date (i.e., not during the period from after the final Observation Date to the original maturity date of the notes), then the payment on the notes will be determined as described under the caption “—Automatic Call,” as if the next scheduled Observation Date were the fifth Market Measure Business Day prior to the date of acceleration; provided that the applicable Observation Level as of that date is greater than or equal to the Call Level. In such a case, the calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the notes and the date of acceleration. For the avoidance of doubt, if the Observation Level of the Market Measure as of that date is less than the Call Level, the payment on the notes will be calculated as set forth in the prior paragraph.

Listing

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of the notes. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to a distribution agreement with us.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase the notes.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any notes after their initial sale solely for the purpose of providing investors with the description of the terms of the notes that were made available to investors in connection with the initial distribution of the notes. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Selling Restrictions

European Economic Area

None of the applicable term sheet, this product supplement or the accompanying prospectus supplement or prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). The applicable pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that any offer of the notes in the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in the EEA of the notes which are the subject of the offering contemplated in the applicable pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may only do so with respect to Qualified Investors. Neither HSBC nor the agents have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as may be amended.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended or superseded (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

BofAS and HSBC have represented and agreed, and each further dealer appointed under the program will be required to represent and agree, that:

(a)	in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage, or dispose of investments (as principal or as agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by HSBC;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to HSBC; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Argentina

We have not made, and will not make, any application to obtain an authorization from the Comisión Nacional de Valores (the “CNV”) for the public offering of the notes in Argentina. The CNV has not approved the terms and conditions of the notes, their issuance or offering, this product supplement or the accompanying prospectus supplement or prospectus, or any other document relating to the offering of the notes. The agents have not offered or sold, and will not offer or sell, any of the notes in Argentina, except in transactions that will not constitute a public offering of securities within the meaning of Sections 2 and 83 of the Argentine Capital Markets Law No. 26,831. Argentine insurance companies may not purchase the notes.

Brazil

The information contained in this product supplement and in the accompanying prospectus supplement and prospectus does not constitute a public offering or distribution of securities in Brazil and no registration or filing with respect to any securities or financial products described in these documents has been made with the Comissão de Valores Mobiliários (the “CVM”). No public offer of securities or financial products described in this product supplement or in the accompanying prospectus supplement and prospectus should be made in Brazil without the applicable registration at the CVM.

The People’s Republic of China

These offering documents have not been filed with or approved by the People’s Republic of China (for such purposes, not including Hong Kong and Macau Special Administrative Regions or Taiwan) authorities, and is not an offer of securities (whether public offering or private placement) within the meaning of the Securities Law or other pertinent laws and regulations of the People’s Republic of China. These offering documents shall not be delivered to any party who is not an intended recipient or offered to the general public if used within the People’s Republic of China, and the notes so offered cannot be sold to anyone that is not a qualified purchaser of the People’s Republic of China. BofAS has represented, warranted and agreed that the notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, except under circumstances that will result in compliance with applicable laws and regulations.

France

The offering documents have not been approved by the Autorité des marchés financiers (“AMF”).

BofAS has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, the notes to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France this product supplement, the accompanying prospectus supplement or prospectus, or any other offering material relating to the notes, and that such offers, sales and distributions have been and will be made in France only to (a) providers of the investment service of portfolio management for the account of third parties, (b) qualified investors (investisseurs qualifiés) acting for their own account, (c) a restricted group of investors (cercle restreint d’investisseurs) acting for their own account and/or (d) other investors in circumstances which do not require the publication by the offeror of a prospectus pursuant to the French Code monétaire et financier and the Règlement général of the AMF all as defined in, and in accordance with, Articles L.411-2, D.411-1, D.411-4, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier and other applicable regulations. The direct or indirect resale of the notes to the public in France may be made only as provided by, and in accordance with, Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier.

Mexico

The notes have not been and will not be registered in the National Securities Registry (Registro Nacional de Valores). Therefore, the notes may not be offered or sold in the United Mexican States (“Mexico”) by any means except in circumstances which constitute a private offering (oferta privada) pursuant to Article 8 of the Securities Market Law (Ley del Mercado de Valores) and its regulations. All applicable provisions of the Securities Market Law must be complied with in respect to anything done in relation to the notes in, from or otherwise involving Mexico.

Netherlands

Each agent has represented and agreed that it has not made and will not make an offer of the notes to the public in the Netherlands other than to qualified investors (gekwalificeerde beleggers), provided that no such offer of the notes will require us or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

New Zealand

We do not intend that the notes be offered for sale or subscription to the public in New Zealand within the meaning of the Securities Act 1978 of New Zealand. Accordingly, no prospectus has been or will be registered, and no investment statement will be prepared, under the Securities Act 1978 of New Zealand.

The notes shall not be directly or indirectly offered for sale, sold or transferred to any member of the public in New Zealand in breach of the Securities Act 1978 or the Securities Regulations 2009 of New Zealand. In particular, but without limitation, in respect of offers of or invitations for the notes received in New Zealand, the notes may only be offered or transferred either:

1.	to persons whose principal business is the investment of money or to persons who, in the course of and for the purposes of their business, habitually invest money within the meaning of section 3(2)(a)(ii) of the Securities Act 1978;

2.	to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the notes (disregarding any amount lent by the offeror, us, or any associated person of the offeror or us) before the allotment of those notes and who have a minimum holding of the notes of at least NZ$500,000;

3.	to persons who have each paid a minimum subscription price of at least NZ$500,000 for notes previously issued by us (“Initial Securities”) (in a single transaction before allotment of Initial Securities and disregarding any amount lent by the offeror, us or any associated person of the offeror or us), provided the date of first allotment of Initial Securities occurred not more than 18 months before the date of offer of the relevant notes; or

4.	to any other persons in circumstances where there is no contravention of the Securities Act 1978, provided that the notes shall not be offered or sold to any “eligible person” (as defined in section 5(2CC) of the Securities Act 1978) unless that person also satisfies the criteria in paragraphs (a), (b) or (c) above.

In addition, each holder of the notes is deemed to represent and agree that it will not distribute, publish, deliver or disseminate this product supplement and the accompanying prospectus supplement or prospectus or any other advertisement (as defined in the Securities Act 1978) in relation to any offer of the notes in New Zealand other than to any such persons as referred to in paragraphs (a) to (d) above.

Philippines

THE NOTES BEING OFFERED OR SOLD HAVE NOT BEEN REGISTERED WITH THE PHILIPPINES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE. ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE SECURITIES REGULATION CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

Switzerland

The notes may not be offered, sold or advertised directly or indirectly into or in Switzerland except in a manner which will not result in a public offering within the meaning of article 652a or 1156 of the Swiss Federal Code of Obligations (“CO”). Neither this product supplement and the accompanying prospectus supplement and prospectus nor any other offering or marketing materials relating to the notes have been prepared with regard to the disclosure standards for prospectuses under article 652a or 1156 CO, and therefore do not constitute a prospectus within the meaning of article 652a or 1156 CO. Neither this product supplement and the accompanying prospectus supplement and prospectus nor any other offering or marketing materials relating to the notes may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offering of notes into or in Switzerland.

Taiwan

The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors) but may not be offered or sold in Taiwan.

Uruguay

The notes have not been registered under Law No. 18.627 of December 2, 2009 with the Central Bank of Uruguay. The notes are not available publicly in Uruguay and are offered only on a private basis. No action may be taken in Uruguay that would render any offering of the notes a public offering in Uruguay. No Uruguayan regulatory authority has approved the notes or passed on our solvency. In addition, any resale of the notes must be made in a manner that will not constitute a public offering in Uruguay.

Los valores no han sido registrados bajo la Ley de Mercado de Valores de la República Oriental del Uruguay o registrados ante el Banco Central del Uruguay. Los valores no son ofrecidos en forma pública en Uruguay y lo son únicamente en forma privada. Ninguna acción puede ser adoptada en Uruguay en relación a estos valores que resulte en que esta oferta de valores sea una oferta pública de valores en Uruguay. Ninguna autoridad regulatoria del Uruguay ha aprobado estos valores o se ha manifestado sobre nuestra solvencia. Adicionalmente, cualquier reventa de estos valores debe ser realizada en forma tal que no constituya oferta pública de valores en el Uruguay.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. The following discussion supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with the notes are different than those described below, they will be described in the applicable term sheet.

This summary is directed solely to U.S. holders and non-U.S. holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as pre-paid executory contracts with respect to the Market Measure and under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with such characterization. In the opinion of our special U.S. tax counsel, it is reasonable to treat the notes as pre-paid executory contracts with respect to the Market Measure. This discussion assumes that the notes constitute pre-paid executory contracts with respect to the Market Measure for U.S. federal income tax purposes. If the notes did not constitute pre-paid executory contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this product supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.

We will not attempt to ascertain whether the Market Measure or the issuer of any component stocks included in, or owned by, the Market Measure would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the Market Measure or the issuer of one or more stocks included in, or owned by, the Market Measure were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the notes. You should refer to information filed with the SEC by the Market Measure and issuers of the component stocks included in, or owned by, the Market Measure and consult your tax advisor regarding the possible consequences to you, if any, if the Market Measure or any issuer of the component stocks included in, or owned by, the Market Measure is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in the notes. A U.S. holder’s tax basis in the notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the notes for more than one year, subject to the discussion below regarding Section 1260 of the Code. The deductibility of capital losses is subject to limitations.

Section 1260 of the Code. Section 1260 of the Code sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. If a Market Measure, or one or more of the entities included in, or owned by, a Market Measure, as the case may be, is treated as a “regulated investment company” (including an exchange-traded fund), “real estate investment trust,” partnership, trust, or PFIC for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of Section 1260 of the Code (a “pass-thru entity”), it is possible that U.S. holders will be subject to the “constructive ownership” rules of Section 1260 of the Code. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a “pass-thru entity” (such as shares of certain Market Measures (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the notes will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the notes at fair market value and sold them at fair market value on the maturity date (if the notes were held until the maturity date) or on the date of sale or exchange of the LIRNs (if the notes were sold or exchanged prior to the maturity date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the notes (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the notes). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a note over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such notes for an amount equal to the “issue price” of the notes and, upon the date of sale, exchange or maturity of the notes, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the notes). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the notes after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes. In particular, if the notes have a term that exceeds one year, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. holder at maturity, or upon a sale or exchange, of the notes generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. holder’s prior accruals of original issue discount, and as capital loss thereafter. If the notes have a term of one year or less, a U.S. holder who uses the accrual method of accounting generally should be required to accrue any original issue discount on the notes on a straight-line basis. At maturity, or upon a sale or exchange, a U.S. holder using either a cash or accrual method of accounting generally should recognize taxable gain (all or a portion of which may be treated as ordinary income) or loss in an amount equal to the difference between the amount realized and such holder’s tax basis in the notes.

The IRS released Notice 2008-2 (“Notice”) which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments (as discussed above), and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale or exchange of the notes should be treated as ordinary gain or loss. It is possible that the IRS could assert that a U.S. holder’s holding period in respect of the notes should end on the applicable calculation day, even though such holder will not receive any amounts in respect of the notes prior to the redemption or maturity of the notes. In such case, if the applicable calculation day is not in excess of one year from the original issue date, a U.S. holder may be treated as having a holding period in respect of the notes equal to one year or less, in which case any gain or loss such holder recognizes at such time would be treated as short-term capital gain or loss.

If a Market Measure is or includes an index that periodically rebalances, it is possible that the notes could be treated as a series of pre-paid executory contracts, each of which matures on the next rebalancing date.  If the notes were properly characterized in such a manner, a U.S. holder would be treated as disposing of the notes on each rebalancing date in return for new notes that mature on the next rebalancing date, and a U.S. holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Non-U.S. Holders

Except as provided below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain from the sale or exchange of the notes or their settlement at maturity, provided that the non-U.S. holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the notes or their settlement at maturity may be subject to U.S. federal income tax if that non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale or exchange and certain other conditions are satisfied.

If a non-U.S. holder of the notes is engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, sale or exchange of the notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. holder. Such non-U.S. holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Except as otherwise set forth in any applicable pricing supplement, we expect that the delta of notes issued pursuant to this product supplement with respect to the Market Measure will not be one, and therefore, we expect that non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Market Measure or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Market Measure or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective non-U.S. holders of the notes should consult their own tax advisors in this regard.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the notes.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations —Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

Foreign Account Tax Compliance Act

The discussion in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations – Foreign Account Tax Compliance Act” is hereby modified to reflect regulations proposed by the U.S. Department of Treasury indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, settlement at maturity or other disposition of relevant financial instruments. The U.S. Department of Treasury has indicated that taxpayers may rely on these proposed regulations pending their finalization.

ERISA AND RELATED CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider and in connection with the transaction the Plan is paying no more than, and is receiving no less than, adequate consideration (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan, a Plan Asset Entity or a plan subject to Similar Law and is not purchasing such notes on behalf of or with plan assets of any Plan or any plan subject to Similar Law or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition will not otherwise result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or result in a violation of Similar Law.

Further, any person acquiring or holding the notes on behalf of any Plan or Plan Asset Entity in reliance on the Service Provider Exemption shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the notes, (y) none of us, BofAS, or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

None of us, BofAS, the paying agent, the dealers or any other party to the transactions contemplated by this Product Supplement or any of their respective affiliated entities is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any the notes by any Benefit Plan Investor. The term “Benefit Plan Investor” includes: (a) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Part 4 of Title I of ERISA, (b) a plan subject to Section 4975 of the Code or (c) an entity whose underlying assets include “plan assets” by reason of any such employee benefit plan or plan’s investment in the entity.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and non-U.S. plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, non-U.S., or other regulations, rules, or laws (“Similar Law”). The fiduciaries of plans subject to Similar Law should also consider the foregoing issues in general terms as well as any further issues arising under the applicable Similar Law.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental, church or non-U.S. plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and non-U.S plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.